As filed with the Securities and Exchange Commission on December 10, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FISERV, INC.

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	39-1506125
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

255 Fiserv Drive

Brookfield, Wisconsin 53045

(Address of Principal Executive Offices) (Zip Code)

Fiserv, Inc. Amended and Restated

Employee Stock Purchase Plan

(Full Title of the Plan)

Thomas J. Hirsch	with a copy to:
Executive Vice President,
Chief Financial Officer, Treasurer	Benjamin F. Garmer, III
and Assistant Secretary	John K. Wilson
Fiserv, Inc.	Foley & Lardner LLP
255 Fiserv Drive	777 East Wisconsin Avenue
Brookfield, Wisconsin 53045	Milwaukee, Wisconsin 53202
(262) 879-5000	(414) 271-2400
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	10,200,000 shares	$46.966(2)	$479,053,200.00(2)	$26,731.17

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock of Fiserv, Inc. that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Fiserv, Inc. Amended and Restated Employee Stock Purchase Plan.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Fiserv, Inc. common stock on The Nasdaq Global Select Market on December 3, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8 and will be sent or given to participants in the Fiserv, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by Fiserv, Inc. (the “Company”) are hereby incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

(c) The Company’s Current Report on Form 8-K dated April 15, 2009.

(d) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, dated September 3, 1986, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Charles W. Sprague, Esq., Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of the Company will pass upon certain legal matters in connection with the securities registered under this Registration Statement. Mr. Sprague beneficially owns 172,957 shares of Fiserv, Inc. common stock, which number includes vested but unexercised stock options. Mr. Sprague will have the opportunity to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

The Company’s By-laws provide for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

The indemnification provided by the Wisconsin Business Corporation Law and the Company’s By-laws is not exclusive of any other rights to which a director or officer of the Company may be entitled.

The Company maintains an insurance policy which indemnifies its officers and directors against certain liabilities. In addition, the Company has entered into indemnification agreements with its directors pursuant to which the Company has agreed to pay, on behalf of each such director and his or her executors, administrators or assigns, any amount which such director is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director or officer of the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on December 10, 2009.

FISERV, INC.

By:	/s/ JEFFERY W. YABUKI
Jeffery W. Yabuki
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on December 10, 2009. Each person whose signature appears below constitutes and appoints Jeffery W. Yabuki, President and Chief Executive Officer, Thomas J. Hirsch, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, and Charles W. Sprague, Executive Vice President, General Counsel, Chief Administrative Officer and Secretary, and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Signature	Title

/S/ DONALD F. DILLON Donald F. Dillon	Chairman of the Board

/S/ JEFFERY W. YABUKI Jeffery W. Yabuki	Director, President and Chief Executive Officer (Principal Executive Officer)

/S/ THOMAS J. HIRSCH Thomas J. Hirsch	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

/S/ DANIEL P. KEARNEY Daniel P. Kearney	Director

/S/ PETER J. KIGHT Peter J. Kight	Director

Signature	Title

/S/ GERALD J. LEVY Gerald J. Levy	Director

/S/ DENIS J. O’LEARY Denis J. O’Leary	Director

/S/ GLENN M. RENWICK Glenn M. Renwick	Director

/S/ KIM M. ROBAK Kim M. Robak	Director

/S/ DOYLE R. SIMONS Doyle R. Simons	Director

/S/ THOMAS C. WERTHEIMER Thomas C. Wertheimer	Director

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Restated Articles of Incorporation (1)

4.2	Amended and Restated By-laws (2)

4.3	Fiserv, Inc. Amended and Restated Employee Stock Purchase Plan, as amended through November 18, 2009

4.4	Fiserv, Inc. Amended and Restated Stock Purchase Plan Sub-Plan for Non-U.S. Designated Subsidiaries

5	Opinion of Charles W. Sprague, Esq.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Charles W. Sprague, Esq. (contained in Exhibit 5 hereto)

24	Power of Attorney (included on the signature page to this Registration Statement)

(1)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on May 23, 2007, and incorporated herein by reference.
(2)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 3, 2008, and incorporated herein by reference.